Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
August 31, 2004

            UNITED NATURAL FOODS REPORTS FINANCIAL RESULTS FOR FOURTH
                      QUARTER AND YEAR ENDED JULY 31, 2004

      o Quarterly net sales increased 21.7% from the fourth quarter of fiscal 2003 to $446.4 million

      o     Annual net sales increased 21% from fiscal 2003 to $1.7 billion

      o Quarterly net income increased to $0.23 per diluted share from the fourth quarter of fiscal 2003

      o Annual net income increased 34% from fiscal 2003 to $0.79 per diluted share, excluding special items, and increased 53% to $0.78 per diluted share, including special items

Dayville, Connecticut - August 31, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today reported net income of $9.6 million, or $0.23 per diluted share, for the fourth quarter of fiscal 2004, which ended July 31, 2004.

Net sales for the fourth quarter of fiscal 2004 were $446.4 million, an increase of 21.7% from the $366.8 million recorded in the fourth quarter of fiscal 2003. Sales in the fourth quarter included a full quarter of the Company's sales as the primary distributor to Wild Oats Markets, Inc. ("Wild Oats Markets"), a relationship which was transitioned back to the Company during the third quarter of fiscal 2004.

Net income for the fourth quarter of fiscal 2004 increased 93.1% to $9.6 million, or $0.23 per diluted share, compared to $5.0 million, or $0.12 per diluted share, for the same period last year, including special items recorded in fiscal 2003. Net income for the fourth quarter of fiscal 2004 increased 48.6% to $9.6 million, or $0.23 per diluted share, compared to $6.4 million, or $0.16 per diluted share, for the same period last year, excluding special items recorded in fiscal 2003.

There were no special items for the fourth quarter of fiscal 2004. The special items for the fourth quarter of fiscal 2003 included a goodwill impairment charge, inventory write down, and restructuring and asset impairment charges at the Company's subsidiary, Hershey Import. In addition, the Company recorded non-cash income related to the change in fair value of interest rate swaps and related options agreements caused by favorable changes in yield curves. The special items also included moving and other costs related to the completion of the expansion of the Company's Chesterfield, New Hampshire distribution facility.

The following tables detail the amounts and effect of these special items and the reconciliation of net income, excluding special items (Non-GAAP basis), to net income, including special items (GAAP basis):

--------------------------------------------------------------------------------
Quarter Ended July 31, 2003                   Pretax                Per diluted
(in thousands, except per share data)         Income    Net of Tax     share
                                              ------    ----------     -----

Income, excluding special items:             $ 10,549    $ 6,435       $0.16

Special items -  Income (Expense)
Goodwill impairment charge                     (1,353)      (825)      (0.02)
Interest rate swap and related option
  agreements (change in value of
  financial instruments)                        1,355        827        0.02
Inventory write down (cost of goods sold)      (1,104)      (673)      (0.02)
Restructuring and asset impairment charges       (773)      (472)      (0.01)
Moving and other costs (included in
  operating expenses)                            (554)      (339)      (0.01)

--------------------------------------------------------------------------------
Net income, including special items:         $  8,120    $ 4,953       $0.12
================================================================================

All non-GAAP numbers have been adjusted to exclude special charges. A reconciliation of specific adjustments to GAAP results for the fourth quarter of fiscal 2003 is included in the financial tables shown above. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Year End Results

Net sales for the year ended July 31, 2004 were $1.7 billion, an increase of 21.0% over the $1.4 billion recorded in the same period last year. Sales for the year ended July 31, 2003 included over nine months of sales from Blooming Prairie, acquired by the Company on October 11, 2002, and seven months of sales from Northeast Cooperatives, acquired by the Company on December 31, 2002. Net income for the year ended July 31, 2004 increased $11.8 million, or 58.2%, to $32.0 million, or $0.78 per diluted share, from $20.2 million, or $0.51 per diluted share, for the year ended July 31, 2003. Net income, excluding special items, was $32.5 million, or $0.79 per diluted share, compared to $23.4 million, or $0.59 per diluted share, for the year ended July 31, 2003.

The special items for the fiscal year ended July 31, 2004 included non-cash income related to the change in fair value of interest rate swaps and related options agreements caused by favorable changes in yield curves as well as start-up and transition costs of the new Wild Oats Markets primary distributorship. The special items for the twelve months ended July 31, 2003 included a goodwill impairment charge, inventory write down and restructuring and asset impairment charges related to the Company's subsidiary, Hershey Import, and, moving and other costs related to the expansion of the Company's Chesterfield, New Hampshire distribution facility. In addition, the special items for the fiscal year ended July 31, 2003 included costs related to the loss of a major customer (Wild Oats Market, which has now resumed its primary distribution relationship with the Company) and a non-cash charge related to the change in fair value of interest rate swaps and related option agreements.

The following tables detail the amounts and effect of these special items and the reconciliation of net income, excluding special items (Non-GAAP basis), to net income, including special items (GAAP basis):

--------------------------------------------------------------------------------
Year Ended July 31, 2004                      Pretax                Per diluted
(in thousands, except per share data)         Income    Net of Tax     share
                                              ------    ----------     -----
Net income, excluding special items:         $ 53,293    $ 32,509      $0.79

Special items - Income (Expense):
Wild Oats Markets, Inc. primary
  distributorship transition related
  costs (included in operating expenses)       (1,561)       (952)     (0.02)
Interest rate swap and related option
  agreements (change in fair value of
  financial instruments)                          704         429       0.01

--------------------------------------------------------------------------------
Net income, including special items:         $ 52,436    $ 31,986      $0.78
================================================================================

--------------------------------------------------------------------------------
Year Ended July 31, 2003                      Pretax                Per diluted
(in thousands, except per share data)         Income    Net of Tax     share
                                              ------    ----------     -----
Net income, excluding special items:         $ 38,655    $ 23,395      $0.59

Special items - Income (Expense):
Goodwill impairment charge                     (1,353)       (819)     (0.02)
Inventory write down (cost of goods sold)      (1,104)       (668)     (0.02)
Moving and other costs (included in
  operating expenses)                          (1,004)       (607)     (0.02)
Restructuring and asset impairment charges       (773)       (467)     (0.01)
Costs related to loss of major customer
  (included in operating expenses)               (530)       (321)     (0.01)
Interest rate swap and related option
  agreements (change in value of
  financial instruments)                         (484)       (293)     (0.01)

--------------------------------------------------------------------------------
Net income, including special items:         $ 33,407    $ 20,220      $0.51*
================================================================================
*Total reflects rounding

All non-GAAP numbers have been adjusted to exclude special charges. A reconciliation of specific adjustments to GAAP results for the years ended July 31, 2004 and 2003 is included in the financial tables shown above. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

On December 29, 2003, the Company assigned and transferred all of its obligations of its two "ineffective" interest rate swaps to a third party at a cost of $5.4 million plus accrued interest. As a result of this novation, these "ineffective" swaps will no longer be included as a special item for future fiscal periods. These "ineffective" swaps were included as a special item through the second quarter of fiscal 2004.

The Company entered into interest rate swap agreements in October 1998, August 2001 and May 2003. The October 1998 and August 2001 agreements were "ineffective" hedges as a result of the options held by the counter parties that may extend the original term of the interest rate swap agreements. Applicable accounting treatment requires that the Company record the changes in fair value of the October 1998 and August 2001 agreements in its consolidated statement of income, rather than within "other comprehensive income" in its statement of stockholders' equity. The changes in fair value are dependent upon the forward looking yield curves for each swap. The May 2003 agreement is an "effective" hedge and therefore does not require this treatment. The Company believes that its October 1998 and August 2001 agreements are special items that are excludable as non-recurring items. First, the Company only intends to enter into

"effective" hedges going forward. This stated intention began with the May 2003 agreement. Second, the Company believes that the October 1998 and August 2001 agreements may distort and confuse investors if the change in fair value cannot be treated as a special item because their inclusion directly impacts its reported earnings per share. A change in fair value, whether positive or negative, can significantly increase or decrease its reported earnings per share. For example, the Company recorded a positive change in fair value for the second quarter of fiscal 2004 that increased its diluted earnings per share by $0.01, and in the first quarter of fiscal 2003, the company recorded a negative change in fair value that decreased its diluted earnings per share by $0.03. If the Company were prohibited from excluding this item as a special item, it would artificially inflate its reported earnings per share and thereby mislead investors as to its results of operations and our financial condition.

Comments from Management

"I am very pleased with our Company's performance in fiscal 2004," commented Steven Townsend, Chairman and Chief Executive Officer. "These results reflect the success of our operating and marketing strategies which enabled us to experience solid growth in our three primary distribution channels. We were also able to strengthen our financial position and solidify our balance sheet. At the same time, we continued to strengthen our industry presence by entering new channels of business and fostering several new and renewed business relationships."

Mr. Townsend added, "As we look ahead, we are excited about our Company's prospects for fiscal 2005 and beyond. Our efforts remain focused on helping our customers be more successful in their marketplace while maintaining our position as America's premier certified organic distributor. To ensure that United Natural Foods is well positioned to capitalize on favorable growth opportunities in the natural and organic foods industry we will continue to invest in our people, facilities, equipment and new technologies."

The Company reaffirms its guidance for fiscal 2005, ending July 31, 2005, with revenues in the $1.9 to $2.0 billion range, and net income, excluding potential special items, in the range of $0.93 - $0.97 per diluted share. Special items may include labor, moving and other costs related to the expansion of the Company's distribution facilities. Historically, expenses related to the change in fair value of interest rate swaps, distribution facility expansions and asset impairment charges (including goodwill) have been classified as special items. However, at this time the Company does not know the extent or significance of these items or whether the Company will in fact incur any of these or other special items in fiscal 2005. The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on August 31, 2004 to review the Company's quarterly results, market trends and outlook. The conference call dial-in number is 303-262-2140. The audio webcast will be available, on a listen only basis, via the Internet at www.fulldisclosure.com or at the Investor Relations section of the Company's website, www.unfi.com. Please allow extra time to the webcast to visit the site and download any software required to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods

The Company carries and distributes over 35,000 products to more than 18,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

                             Financial Tables Follow

      For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

UNITED NATURAL FOODS                        FINANCIAL RELATIONS BOARD
Rick D. Puckett                             Joseph Calabrese
Vice President, CFO and Treasurer           General Information
(860) 779-2800                              (212) 445-8434

--------------------------------------------------------------------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 14, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States of America. A comparison and reconciliation from non-GAAP to GAAP results is included in the tables within this release.

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                   Quarter Ended July 31,        Year Ended July 31,
                                                  ------------------------    ------------------------
(In thousands, except per share data)                2004          2003          2004          2003
                                                  ----------    ----------    ----------    ----------

Net sales                                         $  446,422    $  366,843    $1,669,952    $1,379,893

Cost of sales                                        358,500       292,482     1,339,496     1,099,704
                                                  ----------    ----------    ----------    ----------
       Gross profit                                   87,922        74,361       330,456       280,189
                                                  ----------    ----------    ----------    ----------

Operating expenses                                    70,960        63,483       270,666       236,784
Goodwill impairment charge                                --         1,353            --         1,353
Restructuring and asset impairment charges                --           773            --           773
Amortization of intangibles                              164           229         1,306           463
                                                  ----------    ----------    ----------    ----------
       Total operating expenses                       71,124        65,838       271,972       239,373
                                                  ----------    ----------    ----------    ----------

       Operating income                               16,798         8,523        58,484        40,816
                                                  ----------    ----------    ----------    ----------

Other expense (income):
   Interest expense                                    1,275         2,065         7,265         7,795
   Change in value of financial instruments               --        (1,355)         (704)          484
   Other, net                                           (154)         (307)         (513)         (870)
                                                  ----------    ----------    ----------    ----------
       Total other expense                             1,121           403         6,048         7,409
                                                  ----------    ----------    ----------    ----------

       Income before income taxes                     15,677         8,120        52,436        33,407

Income taxes                                           6,114         3,167        20,450        13,187
                                                  ----------    ----------    ----------    ----------
       Net income                                 $    9,563    $    4,953    $   31,986    $   20,220
                                                  ==========    ==========    ==========    ==========

Per share data (basic):

       Net income                                 $     0.24    $     0.13    $     0.81    $     0.53
                                                  ==========    ==========    ==========    ==========

Weighted average basic shares of common stock         39,993        38,949        39,471        38,471
                                                  ==========    ==========    ==========    ==========

Per share data (diluted):

       Net income                                 $     0.23    $     0.12    $     0.78    $     0.51
                                                  ==========    ==========    ==========    ==========

Weighted average diluted shares of common stock       41,623        40,049        41,025        39,454
                                                  ==========    ==========    ==========    ==========

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             July 31, 2004 and 2003
                                   (UNAUDITED)

(In thousands)                                             2004          2003
                                                        ---------     ---------

ASSETS
Current assets:
  Cash                                                  $  13,633     $   3,645
  Accounts receivable, net                                106,178        90,111
  Notes receivable, trade, net                                772           585
  Inventories                                             196,171       158,263
  Prepaid expenses and other current assets                 7,007         6,410
  Deferred income taxes                                     7,610         6,455
                                                        ---------     ---------
     Total current assets                                 331,371       265,469

Property & equipment, net                                 114,140       101,238

Other assets:
  Goodwill                                                 57,242        57,400
  Notes receivable, trade, net                              1,601         1,261
  Other intangibles, net                                      154         1,014
  Other, net                                                4,259         3,717
                                                        ---------     ---------
     Total assets                                       $ 508,767     $ 430,099
                                                        =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable - line of credit                        $ 107,004     $  96,170
  Current installments of long-term debt                    4,766         4,459
  Current installment of obligations under
     capital leases                                           454           903
  Accounts payable                                         80,875        67,187
  Accrued expenses and other current liabilities           29,047        26,347
  Financial instruments                                        --         6,104
                                                        ---------     ---------
     Total current liabilities                            222,146       201,170

  Long-term debt, excluding current installments           43,978        38,507
  Deferred income taxes                                     7,577         2,247
  Obligations under capital leases, excluding
    current installments                                      137           612
                                                        ---------     ---------
     Total liabilities                                    273,838       242,536
                                                        ---------     ---------

Stockholders' equity:
Preferred stock, $0.01 par value, authorized
  5,000 shares; none issued and outstanding                                  --
Common stock, $0.01 par value, authorized
  50,000 shares; issued and outstanding 40,118
  and 19,510 at July 31, 2004 and 2003,
  respectively                                                401           195
  Additional paid-in capital                              101,118        86,068
  Unallocated shares of ESOP                               (1,768)       (1,931)
  Other comprehensive income                                  393           432
  Retained earnings                                       134,785       102,799
                                                        ---------     ---------
     Total stockholders' equity                           234,929       187,563
                                                        ---------     ---------

Total liabilities and stockholders' equity              $ 508,767     $ 430,099
                                                        =========     =========

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For The Years Ended July 31, 2004 and 2003
                                   (UNAUDITED)

(In thousands)                                               2004        2003
                                                           --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $ 31,986    $ 20,220
  Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                            11,660      10,330
    Change in fair value of financial instruments              (704)        484
    Goodwill impairment charge                                   --       1,353
    (Gain) loss on disposals of property & equipment            (95)        154
    Deferred income taxes                                     3,724       1,667
    Provision for doubtful accounts                           3,586       2,622
    Changes in assets and liabilities:
       Accounts receivable                                  (19,653)     (1,083)
       Inventory                                            (37,801)     (3,861)
       Prepaid expenses and other assets                       (913)     (2,330)
       Notes receivable, trade                                 (527)         87
       Accounts payable                                      13,688        (496)
       Accrued expenses and other current liabilities         3,202       1,775
       Financial instruments                                 (5,400)         --
       Tax effect of stock option exercises                   6,213         950
                                                           --------    --------
    Net cash provided by operating activities                 8,966      31,872
                                                           --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                    (23,851)    (20,025)
    Proceeds from sale of property and equipment                244         257
    Purchases of acquired businesses, net of cash
      acquired                                                   (6)    (43,723)
                                                           --------    --------
      Net cash used in investing activities                 (23,613)    (63,491)
                                                           --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (repayments) under note payable           10,834      (9,939)
    Net proceeds from issuance of long-term debt             10,204      32,110
    Proceeds from exercise of stock options                   9,043       5,411
    Repayments on long-term debt                             (4,522)     (2,073)
    Principal payments of capital lease obligations            (924)     (1,429)
                                                           --------    --------
      Net cash provided by financing activities              24,635      24,080
                                                           --------    --------

NET INCREASE (DECREASE) IN CASH                               9,988      (7,539)
Cash at beginning of period                                   3,645      11,184
                                                           --------    --------
Cash at end of period                                      $ 13,633    $  3,645
                                                           ========    ========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
      Interest                                             $  7,074    $  7,697
                                                           ========    ========
      Income taxes, net of refunds                         $  9,851    $  7,999
                                                           ========    ========